CORRECTING and REPLACING
Chembio Diagnostics Announces Third Quarter Results

NEW YORK--(BUSINESS WIRE)--In the financial table, the Accreted Beneficial Conversion to preferred stock for Third Quarter 2006 should read: 538,560 (sted 538,650), and the Accreted Beneficial Conversion to preferred stock for First Nine months of 2006 should read: 1,001,994 (sted 1,101,994).

The corrected release reads:

Chembio Diagnostics Announces Third Quarter Results

New York, November 14, 2006--- Chembio Diagnostics, Inc. (OTCBB:CEMI) has reported its financial results for the third quarter ended September 30, 2006.

Revenues for the third quarter of 2006 were $1.02 million, an 8% increase over third quarter 2005 revenues of $945,000. The third quarter 2006 net loss attributable to common stockholders was $2.33 million, or $0.21 per share, compared with a net loss attributable to common stockholders of $1.04 million, or $0.13 per share, for the third quarter of 2005.

Revenues for the first nine months of 2006 were $3.89 million, a 51% increase over the $2.58 million in revenues reported during the first nine months of 2005. Net loss attributable to common stockholders for the first nine months of 2006 was $5.61 million, or $0.56 per share, compared to a net loss attributable to common stockholders of $5.63 million, or $0.75 per share, for the first nine months of 2005.

Included in the third quarter increase in revenues was a $230,000 increase in sales of its Chagas tests, which reached $259,000, compared with $28,000 during last year’s third quarter. The increase in Chagas sales was the result of the Company obtaining its first significant order for this product, in the amount of $1.2 million, of which it shipped $950,000 in the first half of 2006 and the balance of $230,000 in the third quarter of 2006.

Significant Developments in the Quarter included the following:

-- Received a purchase order for 990,000 of its SURE CHECK(R) HIV 1/2 rapid tests from the Company's exclusive distributor in Mexico which order was reported on November 6. The tests will be used for the Mexican Ministry of Health program to screen pregnant women. During the next several weeks, a shipment schedule will be finalized with the distributor.

-- Entered into three agreements with Inverness Medical Innovations, Inc., a leader in point of care diagnostics for both consumer and professional markets. Inverness will market Chembio's two FDA approved rapid tests for the detection of antibodies to HIV. Inverness also granted Chembio a license to its lateral flow intellectual property and invested $2 million in the Chembio Series C financing.

-- Completed the initial closing of $4 million on a private placement transaction in the total amount of $8.15 million of Series C 7% Convertible Preferred Stock together with warrants to purchase common stock. The private placement was co-led by Inverness Medical Innovations, Inc. and Crestview Capital Master, LLC, each investing two million dollars. Approximately $600,000 of the private placement resulted from conversion of previously outstanding debt of the Company. The balance of the private financing was closed on October 5, 2006.

-- Settled litigation with StatSure Diagnostic Systems (SDS) regarding SDS' barrel patent and other matters. The settlement combines each company's HIV barrel intellectual property, including an exclusive manufacturing license from StatSure to Chembio of its barrel patent for all HIV applications.

-- Received a new order for 396,000 HIV 1/2 Rapid tests for Nigeria. The United States President's Emergency Plan for Aids Relief (PEPFAR), a five year $15 billion global initiative to combat the HIV/AIDS epidemic, is funding the purchase order, which was placed by the United States Centers for Disease Control. Chembio has received in the last six months orders for more than 700,000 tests funded by PEPFAR for Nigeria

Larry Siebert, Chief Executive Officer of Chembio said, “This was a very strategically productive quarter for Chembio, one in which we raised capital, signed a significant marketing partner and also settled litigation.”

“Importantly, we also continued to experience robust orders of our rapid diagnostic tests abroad, and are now poised to enter the rapidly growing US market with our rapid HIV tests, pending CLIA waiver, which we anticipate is forthcoming. We also see expanding opportunities for other of our rapid tests for infectious disease, as well as the development of new tests using our DPP ™ technology, which we believe will allow us to develop rapid tests using oral fluid and enter into other new product collaborations, Mr. Siebert added.”

“Following the end of the quarter, we shipped $465,000 of HIV tests to Brazil, on an order we had received during the third quarter. Our net sales through the first nine months of 2006 have already exceeded our net sales for all of 2005, and we believe that our net sales in the fourth quarter will be well ahead of last year’s fourth quarter sales,” Mr. Siebert concluded.

Chembio Diagnostics, Inc.
Summary of Results of Operations

	Third Quarter 2006	Third Quarter 2005	First Nine months of 2006	First Nine months of 2005
Total Revenues	$1,018,190	$944,712	$3,893,093	$2,582,287

Gross Profit	187,371	274,895	1,187,344	811,540

Operating Loss	(1,240,474)	(839,313)	(3,615,740)	(2,351,221)

Net Loss	(1,573,986)	(831,982)	(3,965,076)	(2,328,634)

Preferred Dividends	220,909	206,256	641,769	600,495

Accreted Beneficial Conversion to preferred stock	538,560	-	1,001,994	2,698,701

Net Loss Attributable to Common Stockholders	(2,333,455)	(1,038,238)	(5,608,839)	(5,627,830)

Loss per share	$(0.21)	$(0.13)	$(0.56)	$(0.75)

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group 212-825-3210
Investors: James Carbonara
Media: Susan Morgenbesser